Exhibit 10.25

Fifth Season International Inc.

CEO AND DIRECTOR’S CONTRACT

THIS AGREEMENT (the “Agreement”) is made as of the 22nd day of October, 2010, and is by and between Fifth Season International Inc., a Delaware corporation (hereinafter referred to as “Company”) and Shaoping Lu (hereinafter referred to as the “CEO”).

BACKGROUND

The Board of Directors of the Company desires to appoint Shaoping Lu as the chief executive officer of the Company and as a director of the Company and to have CEO perform the duties of chief executive officer and director, and CEO desires to be so appointed for such positions and to perform the duties required of such positions in accordance with the terms and conductions of this Agreement and applicable Delaware Corporation law.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, Company and CEO hereby agree as follows:

1. DUTIES. The Company requires that CEO be available to perform the duties of chief executive officer and as an inside (non-independent) director as described in the Company’s Handbook for Prospective Directors and such other duties customarily related to these positions as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Delaware Corporation Law. CEO agrees to devote as much time as is necessary to perform completely the duties as chief executive officer and as a director of the Company, including duties as a member of such committees as CEO may hereafter be appointed to. The CEO will perform such duties described herein in accordance with the general fiduciary duties of officers and directors arising under the Delaware Corporation Law.

2. TERM. The term of this Agreement shall commence as of the date of the consummation of the reverse merger transaction between the Company and Dynasty Energy Resources, Inc., a Delaware incorporated company, and shall continue until the CEO’s removal or resignation from all executive positions with the Company.

3. COMPENSATION. The CEO is and shall be compensated by the Company for all services provided to the Company in accordance with the terms of a separate employment agreement dated as of October 22, 2010 between the Company and the CEO. The CEO shall also be eligible to receive such other compensation, and to participate in such other Company executive benefit plans, as is determined by the Company’s Board of Directors (including in any such determination the affirmative vote or consent of a majority of the Company’s independent directors).

4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse CEO for reasonable and necessary business related expenses incurred in good faith in the performance of CEO’s duties for the Company. Such payments shall be made by the Company upon submission by the CEO of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentation to support the expenditures.

5. CONFIDENTIALITY. The Company and CEO each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, CEO shall necessarily be developing and obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business method, marketing and sales plans and strategies, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). CEO covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information during the Term and for a period of 60 months thereafter.

6. NON-COMPETITION. During the Term and for period of thirty-six (36) months following the end of the Term (the “Restricted Period”), the CEO shall not, directly or indirectly, unless otherwise approved by the Company’s Board of Directors (including in any such approval the affirmative vote or consent of a majority of the Company’s independent directors):

(i)

in any manner whatsoever engage in any capacity in any business competitive with the Company’s current lines of business (which comprise the design, development, marketing, sale, production and distribution of women’s apparel) or any business currently proposed to be engaged in by the Company, any of its subsidiaries (including the Company) or by any Company-controlled affiliates, with business currently proposed to be engaged in determined by reference to those future business developments described in the Dynasty Energy Resources, Inc. offering disclosure materials to investors in its private placement consummated concurrently with the reverse merger transaction between the Company and Dynasty Energy Resources, Inc. (collectively, the “Company’s Business”) for the CEO’s own personal benefit or for the benefit of any person or entity other than the Company or any subsidiary or Company-controlled affiliate; or

(ii)	have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business;

provided, however, that

(A)

the CEO may hold, directly or indirectly, solely as an investment, and with no role in operations or management, not more than five percent (5%) of the outstanding securities of any person or entity notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business;

(B)

family relatives of the CEO may own, control and manage the business of the company without such activities being attributed to the CEO, provided CEO is at all time in compliance with the terms and conditions of the Non-Competition Agreement between it and the Company.

In addition, during the Restricted Period, the CEO shall not publicize, market or otherwise associate himself and/or his name, Shaoping Lu or any derivative of her name, whether in Chinese or English, in connection with the development or marketing of any trademarks, designs or any other property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and Company-controlled affiliates.

7. NON-SOLICITATION OF EMPLOYEES. During the Term and during the Restricted Period, the CEO shall not, directly or indirectly, solicit the employment of, or offer employment to, any individual who is or was at any time within the 12 months preceding such solicitation or such offer an employee or full-time consultant to the Company or to any subsidiary or Company-controlled affiliate, provided, however, that general advertising to hire employees not directed to any specific individual shall not be deemed solicitation of employment for purposes of the foregoing.

8. ENFORCEMENT OF RESTRICTIVE COVENANTS; SPECIFIC PERFORMANCE. It is expressly understood by and between the Company and the CEO that the covenants contained in Sections 5, 6 and 7 are an essential element of this Agreement and that but for the agreement by the CEO to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any Company-controlled affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement or permit the Company or any other subsidiary to enter into compensatory arrangements with the CEO. If, any time, the provisions of Sections 5, 6 or 7 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, such Section shall be considered severable and shall become and shall be immediately amended solely with respect to such areas, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the CEO hereby agrees that such Section as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in Sections 5, 6 or 7, nothing in this Agreement shall prevent or restrict the CEO from engaging in any business or industry in any capacity. Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the CEO hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of Section 5, 6 or 7, and that, in addition to money damages, the Company or its affiliations or subsidiaries may apply for and, upon the requisite showing, obtain injunctive relief in any court of competent jurisdiction to restraint the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in Section 5, 6 or 7.

9. ENFORCEMENT OF OBLIGATIONS TO, AND RIGHTS OF, OPERATING COMPANY AND OTHER SUBSIDIARIES. The CEO acknowledges and agrees that the CEO’s duties and obligations to, and the rights of, the Company’s subsidiaries, including the Company, under the CEO’s employment agreement with the Company or with the Operating Company, are of material importance to the Company, and that the Company has a significant and continuing interest in the enforcement of those obligations and duties and assertion of the Operating Company’s rights under those agreements. Therefore the CEO agrees that the Company shall be entitled to enforce those rights on behalf of the Company as if the Company were a direct party to those agreements, and the CEO waives any right to object to the Company’s standing to appear in any proceeding, whether in the People’s Republic of China or elsewhere, in lieu of, or in addition to, the Company.

10. ARBITRATION. Except as provided in Section 8, and except to the extent not permitted by applicable local law for all enforcement proceedings on behalf of any subsidiary pursuant to Section 9, all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration under the applicable rules of Arbitration in Delaware, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrators(s) may be entered in any court of competent jurisdiction. The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

11. TERMINATION. With or without cause, the Company and CEO may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to CEO the compensation and expenses due up to the date of the termination. If the CEO voluntarily resigns prior to December 31st of any year, the Company shall be entitled to receive, upon written request by the Company, a prorated refund of the portion of the Base Parent Holding Company Cash Compensation that relates to the period after the termination date. Such written request must be submitted within ninety (90) days of the termination date. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing the CEO as a director with immediate effect at any time for any reason.

12. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless CEO, to the full extent allowed by the law of the State of Delaware and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of stockholders or disinterested directors or otherwise, both as to action in CEO’s official capacity and as to action in another capacity while holding such office.

13. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

14. NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

15. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles.

16. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the CEO under this Agreement are personal and therefore CEO may not assign any right or duty under this Agreement without the prior written consent of the Company.

17. MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

18. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

20. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the Contract to be duly executed and signed as of the day and year first above written.

FIFTH SEASON INTERNATIONAL INC.

By:	/s/ Lianmo Wu
Name: Lianmo Wu
Title: President

By:	/s/ Shaoping Lu
Name: Shaoping Lu
Address: